Exhibit 99.1
                                  Press Release

              FIBERCORE REPORTS RECORD RESULTS FOR FIRST QUARTER

CHARLTON, Mass., May 7 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced record results for the first quarter ended March 31, 2001. The results include the operations of Xtal FiberCore Brasil S.A., the Company's recently acquired Brazilian facility, from June 1, 2000.

Sales in the first quarter of 2001 increased 370% to a record $16.2 million from $3.5 million in the year ago period. Sales benefited from continued strong market demand from new and existing customers, higher pricing as well as the inclusion of the Company's Xtal operations; which contributed $11.4 million to sales in the quarter. Excluding Xtal, sales would have increased by 40%. Net income was a record $3.0 million, or $0.05 a diluted share, in the first quarter of 2001. This compares to a net loss of approximately $496,000, or $0.01 per share, in the year ago quarter.

Gross profit in the quarter grew to $6.6 million, or 40.6% of sales, from $732,000, or 21.2% of sales, in the year ago period and 39.8% of sales in the fourth quarter of 2000. FiberCore's gross margin benefited primarily from higher volumes, better pricing as well as continued manufacturing process improvements. Operating margin was a record 27.5% for the quarter, among the highest of all major manufacturers of optical fiber, even with the Company's comparatively lower sales volume. The Company's strong gross and operating margins are the result of its highly efficient manufacturing technology and the successful implementation of its business strategy. Longer term, margins should benefit as the Company becomes more vertically integrated through manufacturing more of its own specialized equipment, better controlling the supply of raw materials and introducing its recently patented Plasma Outside Vapor Deposition ("POVD") process into production.

Spending on research and development increased by 86% to $440,000 in the first quarter from $237,000 in the prior year period driven in part by spending on the POVD process as well as other manufacturing initiatives.

"We are off to an excellent start in 2001, with another record quarter in both sales and earnings," commented Dr. Mohd Aslami, President and CEO. "At March 31, 2001, our backlog was a strong $260 million. This is up from $190 million at year-end and reflects the global diversification of our revenue stream as well as our position as the only independent fiber supplier. Since we do not sell cable and therefore do not compete with our customers, as do many of the major fiber manufacturers, we are becoming a favorite supply source of independent cablers around the world. This is one reason why, to date, our sales have been growing as compared to the general weakness experienced in other sectors of the fiber optic market. Another reason for our strong results is that our revenue streams are not dependent on the U.S. telecom long haul sector, which is experiencing the bulk of the slowdown. With 67% of our current backlog in take-or-pay contracts, we remain confident in our expectation that sales will double in 2001 and operating profit will increase at a rate in excess of sales."

"During the quarter we have made continued progress in support of our major capacity expansion plan. In addition to our planned expansions in Jena, Germany and Campinas, Brazil, which are underway, we continue to plan for additional manufacturing facilities in Malaysia, Thailand and the U.S. We are currently in the process of arranging financing for these facilities, which are expected to come online in 2002 and beyond."

Dr. Aslami concluded, "We continue to see considerable opportunities for FiberCore in this strong fiber market and are working diligently to increase capacity to be able to supply our customers' and partners' expected future fiber requirements. Our strong customer relationships, new technology initiatives as well as the experience of our management team make us confident in our ability to continue to execute on our growth plan."

Dr. Mohd Aslami will be presenting at Kessler Market Intelligence's 5th Annual Conference on Fiberoptics Markets in Europe, May 15-16, 2001, in Paris, France. Dr. Aslami will provide information on the continued demand for multimode optical fiber with a focus on the recent advances in high bandwidth fiber to support emerging Gigabit and higher network protocols.

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail:
sales@FiberCoreUSA.com ; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in Industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                               FIBERCORE, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (Dollars in thousands except share data)

                                                        Three Months Ended
                                                            March 31,
                                                        2001           2000
                                                   (unaudited)    (unaudited)

    Net sales                                        $16,226         $3,453
    Cost of sales                                      9,635          2,721
      Gross profit                                     6,591            732

    Operating expenses:
      Selling, general and administrative expenses     1,697            697
      Research and development                           440            237
        Income (loss) from operations                  4,454           (202)

    Interest expense, net                               (184)          (154)
    Other income (expense) - net                        (151)           (82)
      Income (loss) before income taxes and
       minority interest                               4,119           (438)

    Provision for income taxes                          (857)           (58)
    Earnings (loss) before minority interest           3,262           (496)
    Minority interest in income of subsidiary           (283)            --
        Net earnings (loss)                           $2,979          $(496)
    Basic earnings (loss) per share
     of common stock                                   $0.05         $(0.01)
    Diluted earnings (loss) per share
     of common stock                                   $0.05         $(0.01)
    Weighted average shares outstanding:
      Basic                                       59,126,674     41,678,243
      Diluted                                     65,676,715     41,678,243


    SELECTED BALANCE SHEET DATA:                    March 31,    December 31,
                                                     2001           2000
                                                  (unaudited)     (audited)

    Working capital                                   $4,030         $2,047
    Total assets                                      68,701         67,453
    Long-term obligations                              6,611          9,849
    Total liabilities                                 25,708         28,551
    Minority interest                                  5,033          4,750
    Accumulated deficit                              (16,914)       (19,893)
    Stockholders' equity                              37,960         34,152